IRREVOCABLE GUARANTEE AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF THE 21ST DAY OF FEBRUARY, 2003 (the "Effective Date").

BETWEEN:

RESPONSE BIOMEDICAL CORP., a company duly incorporated pursuant to the laws of British Columbia and an office at 8855 Northbrook Court, Burnaby, British Columbia, Canada, V5J 5J1

(the “Company”)

AND:

DOMINIQUE E. MERZ, of 1305 La Marada St, Laguna Beach CA, USA 92651

(the "Guarantor")

WHEREAS:

A.                    the Company is entering into a line of credit agreement with The Toronto-Dominion Bank ("the "Creditor"), evidenced by the materials attached as Schedule "A" for a total of US$100,000 and referred to herein as the "Credit Line ", contingent upon the issuance of a suitable standby letter of credit ("LC") to the Creditor by Wells Fargo, Laguna Beach CA branch;

B.                    the Guarantor has agreed to guarantee the LC by providing an unconditional and irrevocable guarantee for the amount of US$100,000 (the "Guarantee") to Wells Fargo expiring at the office the Creditor on the close of business September 30, 2003;

C.                    the Guarantor has agreed to accept common share purchase warrants (the "Warrants") providing the Guarantor the right to purchase 109,462 common shares without par value (the "Shares") in the capital stock of the Company as consideration for providing the Guarantee, such Warrants to be exercisable at a price of Cdn $0.55 per Share and the total aggregate number of Shares calculated based on the Bank of Canada Noon Exchange Rate on the effective date of this agreement, of C$/US$1.5051;

D.                    the Guarantor is a person to whom the Company may issue securities pursuant to the exemption (the "Exemptions") provided by B.C. Instrument #72-503 of the British Columbia Securities Act, Rules, Regulations, Instruments or Notices; and

E.                    the Warrants will be issued pursuant to the Exemptions and that the Company is relying on the Exemptions from the requirements to provide the purchaser with a prospectus and to sell securities through a person registered to sell securities under the B.C. Securities Act and, as a consequence of acquiring securities pursuant to the Exemptions, certain protections, rights and remedies provided by the B.C. Securities Act, including statutory rights of rescission or damages, will not be available to the purchaser.

                       NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree with each other (the "Agreement") as follows:

1.
On the basis of the representations and warranties of the Guarantor contained in this Agreement and subject to the terms of this Agreement, the Company agrees to issue the Warrants to or at the direction of the Guarantor as full consideration for providing the Guarantee.

2.	For the term of the Guarantee, the Company agrees to inform the Guarantor of the Credit Line balance by e-mail or fax on the last business day of each calendar month.

3.	This Agreement is subject to all necessary approvals of the TSX Venture Exchange (the "Exchange") and the B.C. Securities Commission (the "Regulators").

4.
Subject to the Creditor having first accepted a LC from Bank Sarasin and the Creditor and the Company executing the Credit Line, the Company shall deliver a warrant certificate representing the Warrants to the Guarantor at his address shown on the first page of this Agreement within ten days of receiving written notice of the last of the approvals of the Regulators.

5.
The Guarantor acknowledges that the Shares will be subject to a four (4) month hold period from the date of the issuance of the Warrants imposed by the Exchange and by the operation of applicable securities rules or by applicable securities regulatory bodies, and that a share certificate issued within four months of issuing the Warrants, as a result of exercising the Warrants, will bear legends to that effect.

6.
The Guarantor acknowledges that this Agreement is not being entered into and the Warrants are not being acquired by the Guarantor as a result of any material information about the Company's affairs that has not been publicly disclosed.

7.
In the event of any subdivision, consolidation or other change in the share capital of the Company prior to the issuance of the Warrants, the number of Warrants issued pursuant to this Agreement shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company.

8.	Time shall be of the essence in this Agreement.

9.	This Agreement is subject to, governed by and construed in accordance with the laws of the Province of British Columbia.

10.	All references to funds in this Agreement are in Canadian funds unless otherwise noted.

11.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.
The parties hereto agree to execute and deliver all such further documents and other writings of any kind whatsoever and all such further acts and things as are reasonably required to carry out the full intent and meaning of this Agreement.

13.	Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

14.	This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants or agreements collateral hereto other than as contained herein.

15.
This Agreement may be signed in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this written Agreement effective as of the Effective Date.

SIGNED, SEALED AND DELIVERED BY
RESPONSE BIOMEDICAL CORP. per:

/s/ William Radak
Authorized Signatory

Name of Signatory:           William Radak

Title of Signatory:             President & CEO

SIGNED, SEALED & DELIVERED	)
by DOMINQUE MERZ	)
in the presence of:	)
)
/s/ Ken Shaw	)	DOMINQUE E. MERZ
Signature of Witness	)
	)	Per:
Name: Ken Shaw	)
	)	/s/ Dominique Merz
413 - 789 West 16th Avenue	)	Duly Authorized Signatory of the Guarantor
Address: Vancouver, BC	)
)
Occupation: Controller	)

WELLS FARGO	WELLS FARGO BANK, N.A.
TRADE SERVICES DIVISION, NORTHERN CALIFORNIA
525 MARKET STREET, 25TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
	TEL: 1-800-798.2815, option I	TD BAN K
	Fax: (415) 284-9453	OLD REF: 5815761
	Email: sftrade@wellsfargo.com	Page 1 of 2 PAGES

IRREVOCABLE LETTER OF CREDIT

Beneficiary:
Toronto Dominion Bank	Letter of Credit No. NZS4'S73$7
700 West Georgia Street, 2nd Floor	Date: February 13, 2003
Vancouver, BC V7Y 1A2	Expiry Date: September 30, 2003
at our above counters

Attn: Kathrin Teichried

Ladies and Gentlemen:

We hereby establish our irrevocable Letter of Credit In your favor for the account of Dominique Merz, 591 Temple Hills Drive, Laguna Beach, CA 92651, for drawings up to the aggregate amount of One Hundred Thousand and 00/100 United States Dollars (US$100,000.00), available by your drafts at sight drawn on Welts Fargo, N.A., San Francisco, CA and accompanied by:

Your signed and dated statement worded as follows.

      "The undersigned, an authorized representative of Toronto Dominion Bank. hereby certifies that this drawing represents outstanding and unpaid principal and Interest due and owing, calculated up to the value date of the present demand, in connection with an agreement between Response Biomedical Corp and Toronto Dominion Bank."

Each draft must be marked: "Drawn under Wells Fargo Bank, N.A. Letter of Credit Nn, NZS467387" and must be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of the amount of our payment on such draft.

Partial Drawings are permitted (more than one draft may be drawn and presented under the Letter of Credit).

We hereby undertake to promptly honor your sight draft(s) drawn on us in your favor, for all or any part of this Letter of Credit, if presented to us at our above address, on or before the expiry date.

All banking charges and commissions are for applicant's account.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

TD BAN K
OLD REF: 5815761
Page 2 of 2 PAGES

This is an integral part of our Letter of Credit No. NZS467387

Documents must be presented to us not later than 5:00 P.M.

Documents must be forwarded to us via courier in one parcel and may be mailed to Wells Fargo Bank, N.A., Trade Services Ops-North Wkstn.A, 525 Market Street, 25th Floor, MAC A0103-255, San Francisco, CA 94105.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the "UCP") and engages us in accordance with the terms thereof.

Very truly yours,

WELLS FARGO BANK, N. A.

By	/s/ JAMES B. SINGH
JAMES B. SINGH, VICE PRESIDENT
(Name and Title)

By	/s/ A. R. CHAUDHARY
A. R. CHAUDHARY, VICE PRESIDENT
(Name and Title)